Exhibit 5.2

                             Form of US Tax Opinion

________, 2004

Media Century International Limited
Unit 1502, 15th Floor
Worldwide House
19 Des Voeux Road Central, Hong Kong
Attention:  Li Sze Tang

Gentlemen:

     You have requested our opinion regarding certain disclosures in the Prospectus contained in the Registration Statement on Form F-1 (Registration Statement No. ________) (the "Registration Statement") filed with the Securities and Exchange Commission. Unless otherwise defined, capitalized terms used herein have the meanings ascribed to them in the Prospectus. We have acted as U.S. counsel to Media Century International Limited in connection with the Prospectus. Our opinions are based upon the understanding that the material facts are as described in the Registration Statement and that the representations made to us are true, correct and complete. In rendering our opinions we have relied upon such documents and such representations without undertaking independently to verify the accuracy and completeness of the matters covered thereby.

         Based upon the foregoing, it is our opinion that:

     The statements under the caption "United States Federal Income Taxation" in the Registration Statement, insofar as they constitute statements of United States federal income tax law or legal conclusions, accurately summarize the material United States income tax consequences to a U.S. Holder owning your shares.

     Our opinion is subject to certain assumptions and qualifications, and is based on the truth and accuracy of the representations of the Company.

     Our opinions are limited to the federal income tax consequences described above and do not address the tax consequences of other transactions, nor the effect of purchasing or holding your shares under the laws of the various state and local governments or under the laws of any other jurisdiction. Moreover, they do not address special rules which may be applicable to particular shareholders of Media Century International Limited, such as shareholders who acquired their shares pursuant to the exercise of statutory stock options, shareholders who are dealers or foreign persons, or shareholders who exercise dissenter's rights. We express no opinion regarding any tax issues apart from the opinions specifically set forth above.

     An opinion of counsel does not bind the Internal Revenue Service or preclude it or a court from taking a position contrary to the opinion. Our opinion represents merely our last judgment as to the likely outcome of the matters described above if litigated in an appropriate forum. This opinion is based upon the Code, the Treasury Regulations issued thereunder, and judicial and administrative interpretations thereof, all as in effect on the date of this opinion. All of such authority is subject to change, including retroactive change. We disclaim any obligation to advise of any developments in areas covered by this opinion that occur after the date of this opinion.

     We hereby consent to the filing of this opinion as Exhibit 5.2 to the Registration Statement and to the reliance on the opinion by persons purchasing your shares as contemplated by the Registration Statement. In giving this consent, however, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended. This opinion may not be relied upon for any other purpose without our written consent.





                                           Very truly yours,



                                           HELLER EHRMAN WHITE & McAULIFFE